UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2015 (May 6, 2015)

Communications Sales & Leasing, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-36708	46-5230630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10802 Executive Center Drive Benton Building Suite 300 Little Rock, Arkansas	72211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (501) 850-0820

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 6, 2015, the Board of Directors of Communications Sales & Leasing, Inc. (the “Company”) designated Blake Schuhmacher, the Company’s Vice President – Controller, as “principal accounting officer” of the Company.

Mr. Schuhmacher, age 37, joined the Company in October 2014 as Controller and was promoted to his current position of Vice President – Controller on May 6, 2015. Prior to joining the Company, Mr. Schuhmacher served from May 2012 to October 2014 as Senior Manager – Financial Planning and Analysis at Wright Medical Technology, an orthopedic medical device company headquartered in Memphis, Tennessee. From April 2007 to May 2012, he was Senior Manager – Assurance at Ernst & Young LLP.

There is no family relationship between Mr. Schuhmacher and any director or other officer of the Company, nor is there any arrangement or understanding between Mr. Schuhmacher and any other person(s) pursuant to which he was selected to serve as an officer of the Company. Mr. Schuhmacher is not a party to any related party transactions required to be reported pursuant to Item 404(a) of Regulation S-K.

Item 8.01	Other Events.

On May 6, 2015, the Company announced that its Board of Directors declared a pro-rated cash dividend on its common stock of $0.4418 per share for the period of April 25, 2015 through June 30, 2015, payable on July 15, 2015 to stockholders of record as of the close of business on June 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 8, 2015	COMMUNICATIONS SALES & LEASING, INC.

	By:	/s/ Daniel L. Heard
	Name:	Daniel L. Heard
	Title:	Senior Vice President – General Counsel and Secretary